Exhibit 99.1
2929 Seventh Street, Suite 100
Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Shari Annes
Corporate Communications
Phone (650) 888-0902
Email: sannes@dvax.com
DYNAVAX ESTABLISHES COLLABORATION FOR
TLR-9 AGONISTS FOR ASTHMA AND COPD WITH ASTRAZENECA
Berkeley, CA — September 6 — Dynavax Technologies Corporation (NASDAQ:DVAX) has entered into a research collaboration and license agreement with AstraZeneca for the discovery and development of TLR-9 agonist-based therapies for the treatment of asthma and chronic obstructive pulmonary disease (COPD). The collaboration will utilize Dynavax’s proprietary second-generation TLR-9 agonist immunostimulatory sequences or ISS.
Under the terms of the agreement, Dynavax and AstraZeneca will collaborate to identify lead TLR-9 agonists and conduct appropriate research phase studies. AstraZeneca will be responsible for any development and worldwide commercialization of products arising out of the research program. Dynavax may also have the opportunity to co-promote in the United States products arising from the collaboration.
Financial terms of the collaboration include an upfront fee of $10 million plus research funding and preclinical milestones that could bring the total committed funding to $27 million, resulting in a total potential deal value of approximately $136 million. Upon commercialization, Dynavax is also eligible to receive royalties based on product sales.
“The management of respiratory diseases such as asthma and COPD remains a major health challenge affecting 150 million people worldwide and representing a significant financial burden to the global healthcare system,” said Claude Bertrand, Vice President Respiratory and Inflammation Research at AstraZeneca. “New approaches that have the potential to reverse the course of respiratory disease are needed. AstraZeneca believes that Dynavax’s ISS-based technology represents an innovative, next-generation therapeutic intervention that could potentially expand and strengthen AstraZeneca’s strong position in the respiratory disease field.”
“We believe that AstraZeneca is the ideal partner for the development of asthma and COPD ISS-based therapies, as they have one of the most widely respected and commercially successful respiratory product portfolios in the industry,” said Dino Dina, MD, Dynavax’s chief executive officer. “We appreciate AstraZeneca’s recognition of the innovative, disease-modifying potential of our TLR-9 agonist based approaches and are optimistic that with our combined resources and know-how, we will be able to create novel therapeutics that may provide benefit to patients suffering from these diseases.”
Continued Dr. Dina: “The clinical data generated by our four Phase 2 clinical trials for the treatment of ragweed-induced allergic rhinitis provide a strong foundation for applying ISS-based agonists to treat asthma and COPD. We are hopeful that this collaboration, the goal of which is to explore the potential of ISS alone to treat respiratory diseases, will help to expand our existing portfolio of ISS-based products.”
Conference Call Today
Dynavax will hold a conference call to discuss the collaboration with AstraZeneca today at 2:00 p.m. Pacific / 5:00 p.m. Eastern. To access the live call, please dial 800.638.5439 (US) or 617.614.3945 (international), passcode 78974826. Interested parties may listen to the webcast live at http://www.dynavax.com by clicking on the “Events” tab under the heading, “Investors.” The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents, at http://www.streetevents.com. A telephonic replay will be available through October 6, 2006 by dialing 888.286.8010, access code: 90849643. International callers can dial 617.801.6888, access code: 90849643.
Forward Looking Statements
Dynavax cautions you that this press release contains forward-looking statements. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, risks relating to: the ability to successfully discover, develop and commercialize ISS-based drug candidates to treat respiratory disease; the therapeutic potential of second-generation ISS technology to treat asthma and COPD; the ability to earn milestones in the collaboration with AstraZeneca; difficulties or delays in developing, testing and manufacturing products to support clinical development plans; the scope and validity of patent protection for product candidates; competition from other companies working with ISS technologies and products; the ability to obtain additional financing to support operations; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements are made as of the date hereof and Dynavax undertakes no obligation to revise or update information provided in this press release.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR-9 agonist-based products to treat and prevent allergies, infectious diseases, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Dynavax’s pipeline includes: TOLAMBA, a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial (DARTT) is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV, a hepatitis B vaccine in Phase 3; and a therapy for non-Hodgkins lymphoma in Phase 2. Its preclinical asthma and COPD programs are partnered with AstraZeneca. Funding for the company’s other preclinical programs in hepatitis B, hepatitis C, cancer and for an influenza vaccine have been provided by NIH and Symphony Dynamo, but represent future partnering opportunities.
About AstraZeneca
     AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the world’s leading pharmaceutical companies with healthcare sales of $23.95 billion and leading positions in sales of gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection products. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index.

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